EXHIBIT 99.1

NEW RELEASE
FOR IMMEDIATE RELEASE

Contact:
Mark E. Bonacci
Burson-Marsteller
(212) 614-4124


DYNCORP INTERNATIONAL APPOINTS HERB LANESE AS PRESIDENT AND
CHIEF EXECUTIVE OFFICER

Dallas, TX (July 17, 2006) - DynCorp International Inc. (NYSE: DCP) today announced the appointment of Herb Lanese as president and chief executive officer, effective immediately. Mr. Lanese, a member of the board, replaces Stephen Cannon, who resigned after leading the company through its initial public offering.

Mr. Lanese is a former president, executive vice president and chief financial officer of McDonnell Douglas Aircraft, where he played a critical role in the corporation's achievement of a "best in class" position in the 1990s. Prior to joining McDonnell Douglas, he served as corporate vice president of Tenneco, Inc., responsible for strategic planning, capital structure, accounting and information systems. Earlier, he served as vice president and chief financial officer of Tenneco's Newport News Shipbuilding business and vice president of Finance of Tenneco Chemicals.

"Herb Lanese has an impressive track record in leadership roles in significant organizations," said Robert McKeon, chairman of DynCorp International. "The fundamentals of our business are robust and we are confident Herb will solidly position us to execute our strategic priorities. His experience and valuable insights made him an esteemed member of our Board and a strong choice to lead the company in building on the strong existing platform."

Mr. McKeon continued, "We thank Steve for his significant contributions during a critical period for DynCorp International, and his skill in guiding the company through two landmark events: our acquisition of the company in 2005 and the recent initial public offering. We wish him well in whatever he chooses to take on in the future."

"I know DynCorp International well, and know it to be a dynamic company with exciting opportunities," Mr. Lanese said. "It is a privilege to lead a company of such talented, dedicated employees and in conjunction with a board I value highly. Together we will develop strategies designed to deliver greater value to our customers."

CONFERENCE CALL DETAILS

The Company will review these actions in a call at 9:00 a.m. ET on July 18, 2006 with Chairman Robert McKeon, new president and Chief Executive Officer, Herb Lanese, and Chief Financial Officer, Michael Thorne. Interested parties may listen to the call at (877) 299-8279 (domestic) and (706) 634-6508 (international). The conference identification code is 3232401. The call will be broadcast live and can be accessed at the DynCorp International web site, http://www.dyn-intl.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 642-1687 (domestic) and (706) 645-9291 (international).


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ABOUT DYNCORP INTERNATIONAL CORPORATION

DynCorp International is a professional services and project-management company serving governments, corporations, and international organizations worldwide. Headquartered in Irving, Texas, it has more than 14,000 employees in some 35 countries. It had revenues of nearly $2 billion in the fiscal year ending March 31, 2006.


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